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            As filed with the Securities and Exchange Commission on July 5, 2005

                                                    1933 Act File No. 333-119321
                                                     1940 Act File No. 811-21643

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-2

                        (Check appropriate box or boxes.)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933   /X/

                       Pre-Effective Amendment No.       / /
                       Post-Effective Amendment No. 1    /X/

                                     and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 /X/

                       Amendment No. 3   /X/

        CSFB ALTERNATIVE CAPITAL TACTICAL TRADING INSTITUTIONAL FUND, LLC
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

                   11 MADISON AVENUE, NEW YORK, NEW YORK 10010
--------------------------------------------------------------------------------
    (Address of Principal Executive Officers) (Number, City, State, Zip Code)

                                  877-435-5264
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

                              STACIE L. YATES, ESQ.
                                11 MADISON AVENUE
                            NEW YORK, NEW YORK 10010
--------------------------------------------------------------------------------
 Name and Address (Number, Street, City, State, Zip Code) of Agent For Service)

                          Copies of Communications to:

                            MICHAEL S. CACCESE, ESQ.
                   KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP
                                 75 STATE STREET
                           BOSTON, MASSACHUSETTS 02109

APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. /X/

         It is proposed that this filing will become effective (check appropriate box):
/ /  when declared effective pursuant to Section 8(c).

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This Registration Statement is being filed by CSFB Alternative Capital Tactical
Trading Institutional Fund, LLC (the "Registrant") pursuant to Rule 462(d) promulgated under the Securities Act of 1933, as amended. The filing is being made solely to add an exhibit to the registration statement and is effective upon filing pursuant to Rule 462(d). The Registration hereby incorporates by reference into this Registration Statement the content of the Registrant's Registration Statement on Form N-2 and all amendments thereto (File No. 333-119321) declared effective on April 1, 2005 by the Securities and Exchange Commission (the "Commission") including each of the documents filed by the Registrant with the Commission therein, to the extent not replaced herein.

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                                   SIGNATURES

         Pursuant to requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York and the State of New York, on the 5th day of July 2005.


                           CSFB ALTERNATIVE CAPITAL TACTICAL TRADING
                           INSTITUTIONAL FUND, LLC

                                            By:  /s/ James H. Vos
                                                 -----------------------
                                                 James H. Vos
                                                 President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                TITLE                                  DATE
 /s/ James H. Vos
-----------------------------------
 James H. Vos                            President and Manager                  July 5, 2005

 /s/ Edward Poletti
-----------------------------------
 Edward Poletti                          Chief Financial Officer                July 5, 2005

 /s/ Karin B. Bonding*
-----------------------------------
 Karin B. Bonding                        Manager                                July 5, 2005

 /s/ Philip B. Chenok*
-----------------------------------
 Philip B. Chenok                        Manager                                July 5, 2005

 /s/ Charles A. Hurty*
-----------------------------------
 Charles A. Hurty                        Manager                                July 5, 2005

                                        *By:     /s/ Stacie L. Yates
                                                 -------------------
                                                 Stacie L. Yates
                                                 Attorney-In-Fact**
                                                 July 5, 2005

** Powers of Attorney are incorporated by reference to exhibit(s) to pre-effective amendment no. 1 to the Registrant's registration statement filed on March 15, 2005.

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         CSFB Alternative Capital Tactical Trading Master Fund, LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York and the State of New York, on the 5th day of July 2005.

                               CSFB ALTERNATIVE CAPITAL TACTICAL TRADING
                               MASTER FUND, LLC

                                             By:  /s/ James H. Vos
                                                  -------------------
                                                  James H. Vos
                                                  President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                TITLE                                  DATE
 /s/ James H. Vos
-----------------------------------
 James H. Vos                            President and Manager                  July 5, 2005

 /s/ Edward Poletti
-----------------------------------
 Edward Poletti                          Chief Financial Officer                July 5, 2005

 /s/ Karin B. Bonding*
-----------------------------------
 Karin B. Bonding                        Manager                                July 5, 2005

 /s/ Philip B. Chenok*
-----------------------------------
 Philip B. Chenok                        Manager                                July 5, 2005

 /s/ Charles A. Hurty*
-----------------------------------
 Charles A. Hurty                        Manager                                July 5, 2005

                                        *By:   /s/ Stacie Yates
                                               ----------------
                                               Stacie Yates
                                               Attorney-In-Fact**
                                               July 5, 2005

** Powers of Attorney are incorporated by reference to exhibit(s) to CSFB Alternative Capital Tactical Trading Master Fund's registration statement filed on April 1, 2005.

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                                  EXHIBIT INDEX

(k)(iii) Amended Expense Limitation Agreement